Exhibit (d)(5)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)
Voya Emerging Markets Corporate Debt Fund	November 18, 2014	0.3825%
Voya Emerging Markets Hard Currency Debt Fund	November 18, 2014	0.2925%
Voya Emerging Markets Local Currency Debt Fund	November 18, 2014	0.315%
Voya Investment Grade Credit Fund	November 18, 2014	0.18%
Voya Securitized Credit Fund	November 18, 2014	0.225%